Exhibit 99.1

Mirum Pharmaceuticals Reports Second Quarter 2022 Financial Results and Provides Business Update

- Net product sales for LIVMARLI® (maralixibat) oral solution totaled $17.5 million in the second quarter of 2022 and $28.4 million year-to-date

- Conference call to provide business updates today, August 4 at 1:30 p.m. PT/4:30 p.m. ET

FOSTER CITY, Calif.--(BUSINESS WIRE)--August 4, 2022--Mirum Pharmaceuticals, Inc. (Nasdaq: MIRM) today reported financial results for the second quarter ended June 30, 2022 and provided a business update.

“It is inspiring to see LIVMARLI’s impact on the burden of disease in Alagille syndrome and we continue to see growing demand with $17.5 million in net product sales in the second quarter,” said Chris Peetz, president and chief executive officer of Mirum. “We expect a strong finish to 2022 with topline MARCH PFIC Phase 3 data and anticipated EMA approval in Alagille syndrome by the end of the year.”

Key Operational Highlights

  Acquired Satiogen Pharmaceuticals, previously a licensing partner and now a wholly-owned subsidiary, reducing Mirum’s royalty and milestone obligations.
  Presented key data at recent medical conferences, including:
    A six-year natural history comparison showing a 70% improvement (p-value <0.0001) in event-free and transplant-free survival with LIVMARLI and an analysis of predictors of six-year event-free survival.
    New analysis on four-year growth improvement and real-world experience with LIVMARLI in patients with Alagille syndrome.
    Data from the largest multinational survey highlighting the impact of pruritus on quality of life for patients with primary sclerosing cholangitis.
  Appointed Saira Ramasastry, managing partner of Life Sciences Advisory, LLC, as a member of the Company’s board of directors and audit committee.

Upcoming Anticipated Milestones

  LIVMARLI (maralixibat)
    Potential approval of MAA for the treatment of cholestasis in patients with Alagille syndrome in the fourth quarter of 2022.
    Topline data evaluating more than 90 patients in the MARCH PFIC Phase 3 clinical trial in the fourth quarter of 2022.
    Topline data in the EMBARK Phase 2b clinical trial for biliary atresia in the second half of 2023.
  Volixibat
    Interim analysis for the VISTAS Phase 2b clinical trial for primary sclerosing cholangitis in mid-2023.
    Interim analysis for the OHANA Phase 2b clinical trial for intrahepatic cholestasis of pregnancy in the first half of 2023.
    Interim analysis for the VANTAGE Phase 2b clinical trial for primary biliary cholangitis in the second half of 2023.

Financial Results

  Net product sales revenue of LIVMARLI for the quarter ended June 30, 2022 was $17.5 million, compared to none for the second quarter of 2021.
  Total operating expenses for the quarter ended June 30, 2022 were $48.9 million, compared to $48.4 million for the second quarter of 2021.
    Research and development expenses for the second quarter ended June 30, 2022 were $25.4 million, compared to $35.0 million for the comparable prior-year period. The decrease was primarily due to a decrease in license fees and collaboration funding for the terminated Vivet collaboration agreement and a development milestone for the EMBARK Phase 2b clinical trial for biliary atresia, offset by increased clinical trial expenses and employee headcount.
    Selling, general and administrative (SG&A) expenses for the second quarter of 2022 were $21.0 million, compared to $13.4 million for the comparable prior-year period. SG&A investment increased in the second quarter of 2022 versus the second quarter of 2021, primarily due to personnel and consulting expenses as the company increased in size to support commercial activities for LIVMARLI, marketing and patient support expenses associated with commercial activities for LIVMARLI, and an increase in administrative costs.
  For the quarter ended June 30, 2022, Mirum reported a net loss of $26.9 million, or $0.84 net loss per share, compared with a net loss of $43.9 million, or $1.45 net loss per share, for the same period in 2021.
  As of June 30, 2022, Mirum had cash, cash equivalents, restricted cash equivalents and investments of $225.0 million.

Business Update Conference Call

Mirum will host a conference call today, August 4, 2022 at 1:30 p.m. PT/4:30 p.m. ET, to provide business updates. Join the call using the following details:

Conference Call Details:

U.S. toll-free:	1 (888) 510-2553
International:	1 (646) 960-0473
Passcode:	9354200

You may also access the call via webcast by visiting the Events & Presentations section on Mirum’s website. A replay of this webcast will be available for 30 days.

About LIVMARLI® (maralixibat) oral solution

LIVMARLI® (maralixibat) oral solution is an orally administered, once-daily, ileal bile acid transporter (IBAT) inhibitor approved by the U.S. Food and Drug Administration for the treatment of cholestatic pruritus in patients with Alagille syndrome (ALGS) one year of age and older and is the only FDA-approved medication to treat cholestatic pruritus associated with Alagille syndrome. For more information, please visit LIVMARLI.com.

LIVMARLI is currently being evaluated in late-stage clinical studies in other rare cholestatic liver diseases including progressive familial intrahepatic cholestasis (PFIC) and biliary atresia. LIVMARLI has received Breakthrough Therapy designation for ALGS and PFIC type 2 and orphan designation for ALGS, PFIC and biliary atresia. To learn more about ongoing clinical trials with LIVMARLI, please visit Mirum’s clinical trials section on the company’s website.

IMPORTANT SAFETY INFORMATION

LIVMARLI can cause side effects, including:

Changes in liver tests. Changes in certain liver tests are common in patients with Alagille syndrome and can worsen during treatment with LIVMARLI. These changes may be a sign of liver injury and can be serious. Your healthcare provider should do blood tests before starting and during treatment to check your liver function. Tell your healthcare provider right away if you get any signs or symptoms of liver problems, including nausea or vomiting, skin or the white part of the eye turns yellow, dark or brown urine, pain on the right side of the stomach (abdomen) or loss of appetite.

Stomach and intestinal (gastrointestinal) problems. LIVMARLI can cause stomach and intestinal problems, including diarrhea, stomach pain, and vomiting during treatment. Tell your healthcare provider right away if you have any of these symptoms more often or more severely than normal for you.

A condition called Fat Soluble Vitamin (FSV) Deficiency caused by low levels of certain vitamins (vitamin A, D, E, and K) stored in body fat. FSV deficiency is common in patients with Alagille syndrome but may worsen during treatment. Your healthcare provider should do blood tests before starting and during treatment.

Other common side effects reported during treatment were bone fractures and gastrointestinal bleeding.

Prescribing information

About Volixibat

Volixibat is an oral, minimally absorbed agent designed to selectively inhibit the ileal bile acid transporter (IBAT). Volixibat may offer a novel approach in the treatment of adult cholestatic diseases by blocking the recycling of bile acids, through inhibition of IBAT, thereby reducing bile acids systemically and in the liver. Phase 1 and Phase 2 studies of volixibat demonstrated on-target fecal bile acid excretion, a pharmacodynamic marker of IBAT inhibition, in addition to decreases in LDL cholesterol and increases in 7αC4 which are markers of bile acid synthesis. Volixibat has been evaluated in more than 400 individuals across multiple clinical trials. The most common adverse events reported were mild to moderate gastrointestinal events observed in the volixibat groups.

Volixibat is currently being evaluated in Phase 2b studies for primary sclerosing cholangitis (VISTAS Phase 2b clinical trial), intrahepatic cholestasis of pregnancy (OHANA Phase 2b clinical trial), and primary biliary cholangitis (VANTAGE Phase 2b clinical trial).

About Mirum Pharmaceuticals

Mirum Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to transforming the treatment of rare liver diseases. Mirum’s approved medication is LIVMARLI® (maralixibat) oral solution which is approved in the U.S. for the treatment of cholestatic pruritus in patients with Alagille syndrome one year of age and older.

Mirum’s late-stage pipeline includes two investigational treatments for debilitating liver diseases affecting children and adults. LIVMARLI, an oral ileal bile acid transporter (IBAT) inhibitor, is currently being evaluated in clinical trials for pediatric liver diseases and includes the MARCH Phase 3 clinical trial for progressive familial intrahepatic cholestasis (PFIC) and the EMBARK Phase 2b clinical trial for patients with biliary atresia. In addition, Mirum has an expanded access program open across multiple countries for eligible patients with ALGS and PFIC.

Mirum has submitted a Marketing Authorization Application to the European Medicines Agency for LIVMARLI for the treatment of cholestasis in patients with Alagille syndrome.

Mirum’s second investigational treatment, volixibat, an oral IBAT inhibitor, is being evaluated in three potentially registrational studies including the VISTAS Phase 2b clinical trial for adults with primary sclerosing cholangitis, the OHANA Phase 2b clinical trial for pregnant women with intrahepatic cholestasis of pregnancy, and the VANTAGE Phase 2b clinical trial for adults with primary biliary cholangitis.

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Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, meeting the disclosed milestones, anticipated commercial approvals, success of and treatment demand for LIVMARLI, timely receipt of data that support continued investment in the ongoing and planned clinical trials for Mirum’s product candidates and the regulatory approval path for its product candidates globally. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “continued,” “later,” “will,” “anticipate,” “expect,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Mirum’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with Mirum’s business in general, the impact of the COVID-19 pandemic and macroeconomic events, such as the ongoing instability in financial markets or the military conflict between Ukraine and Russia and related sanctions, and the other risks described more fully in Mirum’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Mirum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Mirum Pharmaceuticals, Inc.
Condensed Consolidated Statement of Operations Data
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

Revenue:
Product sales, net	$17,484	$-	$28,376	$-
License revenue	-	11,000	2,000	11,000
Total revenue	17,484	11,000	30,376	11,000
Operating expenses:
Cost of sales	2,524	-	4,948	-
Research and development	25,432	35,048	49,520	73,182
Selling, general and administrative	20,969	13,353	40,085	22,832
Total operating expenses (1)	48,925	48,401	94,553	96,014
Loss from operations	(31,441)	(37,401)	(64,177)	(85,014)
Other income (expense):
Interest income	293	80	362	229
Interest expense	(3,875)	(4,776)	(7,649)	(8,157)
Change in fair value of derivative liability	232	(1,272)	232	(938)
Other income (expense), net	1,299	(514)	1,145	(530)
Net loss before for income taxes	(33,492)	(43,883)	(70,087)	(94,410)
(Benefit) provision for income taxes	(6,570)	11	(6,559)	16
Net loss	$(26,922)	$(43,894)	$(63,528)	$(94,426)

Net loss per share, basic and diluted	$(0.84)	$(1.45)	$(2.00)	$(3.13)

Weighted-average shares of common stock outstanding, basic	32,164,174	30,274,749	31,732,596	30,190,352
Weighted-average shares of common stock outstanding, diluted	32,179,171	30,274,749	31,740,136	30,190,352

(1) Amounts include stock-based compensation expense as follows:

Research and development	$2,416	$2,015	$5,001	$4,758
Selling, general and administrative	4,225	2,808	8,201	5,350
Total stock-based compensation	$6,641	$4,823	$13,202	$10,108
Mirum Pharmaceuticals, Inc.
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	June 30,	December 31,
	2022	2021
	(Unaudited)

Cash, cash equivalents, restricted cash equivalents and investments	$224,953	$261,524
Working capital	102,071	123,996
Total assets	297,233	294,651
Accumulated deficit	(320,687)	(257,159)
Total stockholders' equity	110,687	120,212

Contacts

Investor Contact:
Sam Martin
Argot Partners
ir@mirumpharma.com

Media Contact:
Erin Murphy
media@mirumpharma.com